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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CARDINAL FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CARDINAL FINANCIAL CORPORATION

Dear Shareholders:

        You are cordially invited to attend the Annual Meeting of Shareholders of Cardinal Financial Corporation (the "Company"), which will be held on April 23, 2010 at 10:00 A.M., at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia. At the meeting, four directors will be elected for a term of three years each. Shareholders also will vote to ratify the appointment of KPMG LLP as the Company's independent auditors for 2010.

        Whether or not you plan to attend in person, it is important that your shares be represented at the meeting. Please complete, sign, date and return promptly the form of proxy that is enclosed with this mailing, or follow the Internet instructions given to vote and submit your proxy. If you decide to attend the meeting and vote in person, or if you wish to revoke your proxy for any reason prior to the vote at the meeting, you may do so, and your proxy will have no further effect.

        The Board of Directors and management of the Company appreciate your continued support and look forward to seeing you at the meeting.

Sincerely yours,
BERNARD H. CLINEBURG Chairman and Chief Executive Officer

McLean, Virginia
March 24, 2010

CARDINAL FINANCIAL CORPORATION

8270 Greensboro Drive
Suite 500
McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 23, 2010

        NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting (the "Meeting") of the holders of shares of common stock, par value $1.00 per share ("Common Stock"), of Cardinal Financial Corporation (the "Company"), will be held at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia, on April 23, 2010 at 10:00 A.M., for the following purposes:

  1.
  To elect four directors for a term of three years each, or until their successors are elected and qualify;

  2.
  To ratify the appointment of KPMG LLP as the Company's independent auditors for 2010; and

        3.     To transact such other business as may properly come before the Meeting.

        Holders of shares of Common Stock of record at the close of business on March 8, 2010 will be entitled to vote at the Meeting.

        You are requested to complete, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the Meeting. A postage-paid return envelope is enclosed for your convenience. You also have the ability to vote and submit your proxy via the Internet instructions included in this mailing.

        If you are present at the Meeting, you may vote in person even if you have already returned your proxy.

        This notice is given pursuant to direction of the Board of Directors.

Sincerely yours,
Jennifer L. Deacon Secretary

McLean, Virginia
March 24, 2010

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on April 23, 2010

The proxy statement and the Company's annual report on Form 10-K are available at
 www.cardinalbank.com/InvestorRelations/2010ProxyMaterials

 CARDINAL FINANCIAL CORPORATION
PROXY STATEMENT

GENERAL INFORMATION
2010 ANNUAL MEETING OF SHAREHOLDERS
APRIL 23, 2010

        This Proxy Statement is furnished to holders of common stock, par value $1.00 per share ("Common Stock"), of Cardinal Financial Corporation (the "Company") in connection with the solicitation of proxies by our Board of Directors to be used at the 2010 Annual Meeting of Shareholders to be held on April 23, 2010 at 10:00 A.M., at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia, and at any adjournment thereof (the "Meeting"). At the Meeting, four directors will be elected for a term of three years each. Shareholders are also being asked to ratify the appointment of KPMG LLP as our independent auditors for 2010.

        Our principal executive offices are located at 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102. The approximate date on which this Proxy Statement and the accompanying proxy card are being mailed to our shareholders is March 24, 2010.

        The Board of Directors has fixed the close of business on March 8, 2010 as the record date (the "Record Date") for the determination of the holders of shares of Common Stock entitled to receive notice of and to vote at the Meeting. At the close of business on the Record Date, there were 28,720,789 shares of Common Stock outstanding held by 624 shareholders of record. Each share of Common Stock is entitled to one vote on all matters to be acted upon at the Meeting.

        As of February 28, 2010, our directors and executive officers and their affiliates, as a group, owned of record and beneficially a total of 2,449,084 shares of Common Stock, or approximately 8.16% of the shares of Common Stock outstanding on such date. Our directors, which include the nominees for election, and our executive officers have indicated an intention to vote their shares of Common Stock FOR the election of the nominees set forth on the enclosed proxy and FOR the ratification of KPMG LLP as our independent auditors for 2010.

        A shareholder may abstain or (only with respect to the election of directors) withhold his vote (collectively, "Abstentions") with respect to each item submitted for shareholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as voting in favor of or against the relevant item.

        A broker who holds shares in "street name" has the authority to vote on certain items when it has not received instructions from the beneficial owner. Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters presented to shareholders without instructions from the beneficial owner. "Broker shares" that are voted on at least one matter will be counted for purposes of determining the existence of a quorum for the transaction of business at the Meeting. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a "broker nonvote." Under the circumstances where the broker is not permitted to, or does not, exercise its discretion, assuming proper disclosure to us of such inability to vote, a broker nonvote will not be counted as voting in favor of or against the particular matter, or otherwise as a vote cast on the matter. A broker cannot vote on the election of directors without instructions; therefore, there may be broker nonvotes on Proposal 1. A broker may vote on the ratification of the appointment of our independent auditors; therefore, no broker nonvotes are expected to exist in connection with Proposal 2. Abstentions and broker nonvotes will have no effect on the outcome of either Proposal.

        Our shareholders are requested to complete, date and sign the accompanying form of proxy and return it promptly to us in the enclosed envelope. If a proxy is properly executed and returned in time for voting, it will be voted as indicated thereon. If no voting instructions are given, proxies received by us will be voted for election of the directors nominated for election and for ratification of KPMG LLP as our independent auditors.

        Shareholders can also deliver proxies by using the Internet. The Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to give their voting instructions and to confirm that such instructions have been recorded properly. Instructions for voting over the Internet are set forth on the enclosed proxy card. If your shares are held in street name with your bank or broker, please follow the instructions enclosed with this Proxy Statement.

        Any shareholder who executes a proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to us, by executing and delivering a substitute proxy dated as of a later date to us or by attending the Meeting and voting in person. If a shareholder desires to revoke a proxy by written notice, such notice should be mailed or delivered, so that it is received on or prior to the date of the Meeting, to Jennifer L. Deacon, Secretary, Cardinal Financial Corporation, 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102.

        We will pay all of the costs associated with this proxy solicitation. In addition, certain of the officers and employees of the Company or our subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the shares.

OWNERSHIP OF COMPANY SECURITIES

Security Ownership of Directors and Executive Officers

        The following table sets forth certain information, as of February 28, 2010, with respect to beneficial ownership of shares of Common Stock by each of the members of the Board of Directors (including the nominees for election to the Board of Directors), by each of the executive officers named in the "Summary Compensation Table" below and by all directors, nominees and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the individual living in such person's home, as well as shares, if any, held in the name of another person under an arrangement whereby the director, nominee or executive officer can vest title in himself or herself at once or at some future time.

Name(1)	Common Stock Beneficially Owned(2)(3)	Exercisable Options Included in Common Stock Beneficially Owned(4)	Percentage of Class(5)

B. G. Beck	143,394	11,600	*

William G. Buck	187,600	11,600	*

Bernard H. Clineburg(6)	1,124,553	969,276	3.79%

Sidney O. Dewberry	139,200	12,600	*

Michael A. Garcia	57,248	13,050	*

J. Hamilton Lambert	92,110	16,100	*

Alan G. Merten	9,375	3,850	*

William E. Peterson	43,400	12,600	*

James D. Russo	146,940	15,050	*

George P. Shafran	187,231	22,024	*

Alice M. Starr	74,980	12,050	*

Named Executive Officers

Christopher W. Bergstrom	112,763	84,315	*

Alice P. Frazier	1,207	—	*

F. Kevin Reynolds	112,140	83,869	*

Mark A. Wendel	16,943	15,000	*

Current Directors and Executive Officers as a Group (15 persons)	2,449,084	1,282,984	8.16%

*
Percentage of ownership is less than one percent of the outstanding shares of common stock.

(1)
The business address of each named person is c/o Cardinal Financial Corporation, 8270 Greensboro Drive, Suite 500, McLean, VA 22102.

(2)
The number of shares of Common Stock shown in the table includes 45,318 shares held for certain directors and executive officers in our 401(k) plan as of February 28, 2010.

(3)
Certain of our directors and named executive officers participate in our deferred income plans. As of February 28, 2010, the number of shares of Common Stock deemed to be owned by certain directors and executive officers in such plans total 207,160 and is not included in this column. The number of estimated shares in the deferred income plans for each director and named executive officer is as follows: Beck, 10,807 shares; Buck, 16,507 shares; Clineburg, 76,554 shares; Dewberry, 11,665 shares; Garcia, 11,936 shares; Lambert, 10,944 shares; Merten, 5,432 shares; Peterson, 9,493 shares; Russo, 11,141 shares; Shafran, 13,511 shares; Starr, 9,462 shares; Bergstrom, 9,168 shares; Frazier, 66; Reynolds, 4,945; and Wendel, 5,530 shares. Amounts are solely estimates for presentation purposes, as shares of Common Stock are only payable upon a distribution from the deferral plans.

(4)
The number of shares of Common Stock shown in this column includes shares that our directors and executive officers have the right to acquire, or will obtain the right to acquire, through the exercise of stock options within 60 days following February 28, 2010.

(5)
The number of common shares outstanding used to calculate percentage of beneficial ownership as of February 28, 2010 is 28,720,789.

(6)
Mr. Clineburg is also a named executive officer.

Security Ownership of Certain Beneficial Owners

        The following table sets forth information, as of December 31, 2009, regarding the number of shares of Common Stock beneficially owned by all persons known by us who own five percent or more of our outstanding shares of Common Stock.

Name	Address	Common Stock Beneficially Owned	Percentage of Class(1)

Dimensional Fund Advisors LP(2)	Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,607,201	5.60%

BlackRock, Inc.(3)	40 East 52nd Street New York, NY 10022	1,563,230	5.44%

Eagle Asset Management, Inc.(4)	880 Carillon Parkway St. Petersburg, Florida 33716	1,477,361	5.14%

(1)
The number of common shares outstanding used to calculate percentage of beneficial ownership as of December 31, 2009 is 28,717,839.

(2)
In a Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2010, Dimensional Fund Advisors LP reported beneficial ownership of, including sole voting and dispositive power with respect to, 1,607,201 shares of our Common Stock as of December 31, 2009.

(3)
In a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010, BlackRock, Inc. reported beneficial ownership of, including sole voting and dispositive power with respect to, 1,563,230 shares of our Common Stock as of December 31, 2009.

(4)
In a Schedule 13G filed with the Securities and Exchange Commission on January 21, 2010, Eagle Asset Management, Inc. reported beneficial ownership of, including sole voting and dispositive power with respect to, 1,477,361 shares of our Common Stock as of December 31, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and any persons who beneficially own more than 10% of the outstanding shares of Common Stock, to file with the Securities and Exchange Commission ("SEC") reports of ownership and changes in ownership of shares of Common Stock. Directors and executive officers are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file, and we assist these individuals in this process. Based upon a review of SEC Forms 3, 4, and 5 and based on representation that no Forms 3, 4, and 5 other than those already filed were required to be filed, we believe that all Section 16(a) filing requirements applicable to those certain executive officers, directors, and beneficial owners of more than 10% of our Common Stock were timely met during the year ended December 31, 2009.

PROPOSAL 1
ELECTION OF DIRECTORS

General Information on the Election of Directors

        Under our Articles of Incorporation and Bylaws, the Board of Directors is divided into three classes as nearly equal in number as possible. Normally, directors in only one class are elected each year, each for a three-year term on the Board. This year, the class of four directors whose terms expire in 2013 are up for election. In the election of directors, those receiving the greatest number of votes will be elected even if they do not receive a majority.

        The Independent members of the Board of Directors selected the nominees for election as directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable. The following information sets forth the names, ages, principal occupations and business experience for the past five years for all nominees and incumbent directors, as well as the particular experience, qualifications, attributes or skills that led the Board to conclude that each should serve as a director.

Nominees for Election for Terms Expiring in 2013

        B. G. Beck, 73, has been a director since 2002. He has extensive experience in both the government and public sector and founded a number of companies involved in energy, defense and medical technology. He has been Vice Chairman and director of L-1 Identity Solutions Inc., formerly Viisage Technologies, Inc., since 2004. He was President and Chief Executive Officer of Trans Digital Technologies from 1997 to 2004.

        Michael A. Garcia, 50, has been a director since 2003. He is the 28 year President and Owner of Mike Garcia Construction, Inc. in Woodbridge, Virginia. His company is involved in residential and commercial land development and construction, plus residential remodeling. Mr. Garcia was a founding director of the Company's subsidiary Cardinal Bank—Manassas/Prince William, N.A. in 1999 and became a director of Cardinal Bank when the two subsidiaries were merged in 2002.

        J. Hamilton Lambert, 69, has been a director since 1999. Mr. Lambert is President of J. Hamilton Lambert and Associates, a consulting firm based in Fairfax, Virginia which provides a broad range of customized management and consulting services to governments, businesses and individuals. He is also the Executive Director of the Claude Moore Charitable Foundation.

        Alice M. Starr, 61, has been a director since 2001 and has 35 years of marketing, public relations, client development and event planning experience. Currently, she is President and CEO of Starr Strategies, a marketing and public relations consulting firm. She was Vice President of WEST*GROUP, a commercial real estate firm headquartered in McLean, Virginia, from 1988 to 2004.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES SET FORTH ABOVE.

Incumbent Directors Serving for Terms Expiring in 2011

        William G. Buck, 63, has been a director since 2002. Mr. Buck has been involved in the daily management as President of William G. Buck & Associates, Inc., a real estate brokerage, development and property management firm in Arlington, Virginia, since 1976. Mr. Buck also serves on the Board of Directors of Arlington Hospital, Florida Southern University and SkyBuilt Power.

        Sidney O. Dewberry, P.E., L.S., 82, has been a director since 2002. He is currently our Lead Director. Mr. Dewberry is Chairman and Founder of Dewberry, which includes Dewberry & Davis LLC, an architectural, engineering, planning, surveying and landscape architecture firm headquartered in Fairfax, Virginia. Mr. Dewberry has managed this company for over 53 years which currently has over 1,700 employees and $300 million in gross revenues.

        Alan G. Merten, 68, has been a director since November 2006. During his career, he has served as Dean and Professor of Information Systems at Cornell University and the University of Florida. Currently, he has been the President of George Mason University since 1996. Dr. Merten serves on the Board of Directors of the Greater Washington Board of Trade and the Northern Virginia Technology Council and serves on the Board of Trustees of First Potomac Realty Trust and Legg Mason Partners Fund.

        William E. Peterson, 48, has been a director since 2003. He has been Principal and Officer of The Peterson Companies for the past 15 years. Mr. Peterson served as The Peterson Companies' Chief Financial Officer from 1992 until 2001. In October 2001, he assumed the position of Chief Operating Officer of Peterson Management Company. In 2006, Mr. Peterson was elevated to the position of President of Peterson Management Company. In April 2008, Mr. Peterson's role within the family business changed to become Portfolio Investment Manager of the family's non Real Estate Assets in addition to duties as a Principal of The Peterson Companies. During the past five years, Mr. Peterson has also served as a manager of DS3 L.C. and as a manager in the stream restoration and wetlands mitigation business.

Incumbent Directors Serving for Terms Expiring in 2012

        Bernard H. Clineburg, 61, has been a director since 2001. Mr. Clineburg is our Chairman and Chief Executive Officer. Mr. Clineburg, a local bank executive for more than 35 years, is the former Chairman, President and Chief Executive Officer of United Bank (formerly George Mason Bankshares).

        James D. Russo, 63, has been a director since 1997. He has over 35 years in broad financial and management experience in rapidly growing and turnaround companies in various industries. Mr. Russo has been the Managing Director of Potomac Consultants Group in Virginia since 2000, the Executive Director of Finance of MiddleBrook Pharmaceuticals, Inc. from 2001 to October 2008 and served on the board of directors of Lion, Inc. from 2004 through 2008.

        George P. Shafran, 83, has been a director since 2000. Mr. Shafran is President of Geo. P. Shafran & Associates, Inc., a consulting firm in McLean, Virginia. He has over 59 years of business experience from operating small companies to a national marketing network. He currently serves on numerous boards and committees, including NVR Mortgage Finance, Inc., the National Capital Area Red Cross, High Performance Group and E-Lynxx Corp. He is the Regional Chairman of the AAA Mid-Atlantic board and serves as a member of the advisory board of Base Technologies, Inc.

EXECUTIVE OFFICERS

Executive Officers

        The following information sets forth the names, ages, principal occupations and business experience for the past five years for all executive officers. Such information with respect to Bernard H. Clineburg, our Chairman and Chief Executive Officer, is set forth above in the "Proposal 1—Election of Directors" section.

        Christopher W. Bergstrom, 50, has been Regional President of Cardinal Bank, responsible for the commercial and retail development of our Prince William County region, since 2002, our Chief Credit Officer since 2005 and our Chief Risk Officer since 2007. He was President and Chief Executive Officer of Cardinal Bank-Manassas/Prince William, N.A. from 1999 to 2002 when it merged with Cardinal Bank.

        Alice P. Frazier, 44, was appointed Executive Vice President—Office of the Chairman upon her joining us in March 2009, and was named Chief Operating Officer in February 2010. Ms. Frazier previously served as Senior Vice President—Area Executive of BB&T Corporation from May 2007. Prior to joining BB&T, Ms. Frazier served in several capacities for Middleburg Financial Corporation, including as Chief Financial Officer from 1993 to 2004 and as Chief Operating Officer from January 2004 to April 2007.

        F. Kevin Reynolds, 50, has been Regional President of Cardinal Bank since 1999 and was previously our Executive Vice President and Senior Lending Officer from 1998 to 1999. He is responsible for the commercial and retail development for our Northern Virginia Region, and is the interim Chairman for Cardinal Trust and Investments.

        Mark A. Wendel, 51, has been Executive Vice President and Chief Financial Officer since June 2006. He was previously the Chief Financial Officer of First Community Bancshares, Inc. from October 2005 until March 2006. From 2002 until October 2005, he was the Corporate Controller of BankAtlantic Bancorp.

CORPORATE GOVERNANCE AND
THE BOARD OF DIRECTORS

General

        The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and our Articles of Incorporation and Bylaws. Members of the Board are kept informed of our business through discussions with the Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Board Leadership Structure

        We have combined the positions of Chairman and Chief Executive Officer. We believe this structure is appropriate for our organization for several reasons. First, having a combined Chairman and Chief Executive Officer allows for the necessary oversight by the Board of Directors of the Company's various risks. We operate in the banking industry, which is impacted heavily by credit risk, market risk, interest rate risk, investment risk, liquidity risk, fiduciary risk and reputation risk. Each of these types of risks are managed on a regular basis, and most times daily. The Chairman and Chief Executive Officer participates in various internal risk committees to provide guidance and leadership through certain risks that the Company faces. In addition, our Chairman and Chief Executive Officer has over 40 years experience in the banking industry, in particular the Washington, D.C. area. Since joining Cardinal in 2001, Mr. Clineburg successfully executed a turnaround, and his vision and leadership have been instrumental in the strong performance of the organization despite challenging economic conditions.

        In addition, we have a Lead Director to provide independent oversight over the Board of Directors. Our Lead Director, Mr. Dewberry, is responsible for leading the meetings of the Independent Directors. He is charged with managing the nominations process for the Board of Directors. In addition, our Lead Director is responsible for chairing the meetings of the Board of Directors at times when our Chairman and Chief Executive Officer is not available to do so, or when there may be a potential conflict of interest. He also serves as a non-exclusive conduit to the Chairman and Chief Executive Officer of the views and concerns of the Independent Directors.

Board Risk Oversight

        Risk management is an integral part of the responsibilities held by the Board of Directors. The risks that are an inherent to our business include but are not limited to credit risk, market risk, interest rate risk, investment risk, liquidity risk, fiduciary risk and reputation risk. The Board of Directors discusses risks related to our business strategy as part of their overall decision making process. In addition, the majority of our Board of Directors serve on one or more committees that oversee the management of the risks identified above.

        The Audit Committee has oversight over our accounting and financial reporting processes and the audits of the Company's financial statements. This committee, through the assistance of our Internal Audit Group, identifies the significant risks or exposures of the organization and completes a risk assessment. In addition, the committee assesses the steps taken by our management team to minimize these risks to the organization.

        The Compensation Committee assists the Board in the fulfillment of its risk oversight responsibilities with respect to executive compensation. The primary purpose of the Compensation Committee is to ensure that the compensation and benefits for senior management and the Board of

Directors is fair and appropriate, is aligned with the interests of our shareholders and does not pose a risk to the financial health of the Company or its affiliates.

        Our Loan Committee is charged with the responsibility of maintaining both a quality loan portfolio and a strong credit culture throughout the organization. The members of this committee are involved in the risk-decision process which is managed in a disciplined fashion to maintain an acceptable risk profile characterized by soundness, diversity, quality, prudence, balance and accountability.

        Our Trust Committee assists the Board of Directors in fulfilling its responsibilities for risk oversight of the fiduciary responsibilities of Cardinal Bank's Trust Division. This committee administers the fiduciary powers of Cardinal Bank in accordance with all regulatory requirements, fiduciary principles and other applicable law.

Independence of the Directors

        The Board of Directors has determined that 10 of its 11 members are independent as defined by the listing standards of the Nasdaq Stock Market ("Nasdaq"), including the following: Messrs. Beck, Buck, Dewberry, Garcia, Lambert, Merten, Peterson, Russo and Shafran and Ms. Starr. In reaching this conclusion, the Board of Directors considered that the Company and its subsidiaries conduct business with companies of which certain members of the Board of Directors or members of their immediate families are or were directors or officers. See "Certain Relationships and Related Transactions" below for additional information on certain transactions with members of our Board of Directors. There were no other transactions, relationships or arrangements between the Company and any of our independent directors.

Code of Ethics

        Our Code of Ethical Conduct applies to all of our directors, officers and employees (collectively, "Employees"). It is a standard for responsible and professional behavior that should serve as a guide for all business dealings. Our Code requires:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  •
  full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, regulatory organizations and the public;

  •
  compliance with applicable governmental laws, rules and regulations;

  •
  prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code;

  •
  the exercise of due diligence to prevent and detect criminal conduct;

  •
  promotion of an organizational culture that encourages ethical conduct and a commitment to compliance with the law; and

  •
  accountability of adherence to the Code.

        Ethical business conduct and compliance with all local, state and federal laws, rules and regulations are vital in maintaining the public's trust and confidence. In all our endeavors, two fundamental principles will apply:

  •
  Employees will always place the interests of the Company and our clients first, and

  •
  Employees have the duty and obligation to make full disclosure of any situation in which his or her private interests conflict with those of the Company or our clients.

        Each Employee is required to be aware of the principles in the Code, to adhere to its guidelines, and to seek assistance from senior management, supervisory personnel, or the Human Resources Department when any questions arise about the Code, or when a situation develops that may present a problem under the Code. Our Board of Directors exercises reasonable oversight with respect to the implementation and effectiveness of this Code. Our Code of Ethics can be found on our website at www.cardinalbank.com.

Meeting Attendance

  Board and Committee Meetings

        The Board of Directors holds regular meetings each year, including an annual meeting. During 2009, the Board of Directors held 12 regular meetings and no special meetings. Each director attended at least 75% of the 2009 meetings of the Board of Directors and its committees on which he or she served.

  Executive Sessions

        Non-employee directors meet periodically outside of regularly scheduled Board meetings. Sidney O. Dewberry serves as our Lead Director and oversees the meetings. The non-employee directors met one time during 2009.

  Annual Meeting of Shareholders

        We encourage the members of our Board of Directors to attend the Annual Meeting of Shareholders. At last year's Annual Meeting of Shareholders, all of the directors were in attendance.

The Committees of the Board of Directors

        The Board of Directors has an Executive Committee, an Audit Committee, a Compensation Committee, a Loan Committee, and a Trust Committee. We do not have a Nominating Committee, but the independent members of the Board of Directors handle the nominee selections process for the Board of Directors. All Committees met at various times during 2009. Specific information regarding the Audit Committee, the Compensation Committee and the nominations process is presented below.

  Audit Committee

        The Audit Committee consists of Mr. Lambert, as Chairman, Messrs. Beck, Garcia and Peterson and Ms. Starr. The Board of Directors has determined that each of the members of the Audit Committee is independent in accordance with Nasdaq's listing standards and the requirements of the SEC. The Board of Directors has also determined that all of the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Mr. Lambert qualifies as an "audit committee financial expert" as defined by regulations of the SEC.

        The Audit Committee has adopted a charter, which provides guidance to the committee, the entire Board and the Company regarding its purposes, goals, responsibilities, functions and its evaluation. The Audit Committee is responsible for the selection and recommendation of the independent accounting firm for the annual audit. It reviews and accepts the reports of our independent auditors, internal auditor, and federal and state examiners. A copy of the charter is included as Exhibit A to this Proxy Statement. The Audit Committee met 8 times during the year ended December 31, 2009. Additional information with respect to the Audit Committee is discussed under "Audit Information" below.

  Compensation Committee

        The Compensation Committee consists of Mr. Shafran, as Chairman, and Messrs. Buck, Dewberry, and Lambert, all of whom the Board in its business judgment has determined are independent as defined by Nasdaq's listing standards. The Compensation Committee reviews senior management's performance and compensation and reviews and sets guidelines for compensation of all employees. The Compensation Committee met five times during the year ended December 31, 2009.

        The Compensation Committee has adopted a charter, which provides guidance to the Compensation Committee, the Board of Directors and the Company regarding the administration of the compensation programs and policies of the Company. The Compensation Committee is responsible for maintaining compensation policies that support our achievement of overall goals and objectives and that such policies are designed with full consideration of all of our accounting, tax, securities law, and regulatory requirements. A copy of the charter is included as Exhibit B to our 2008 Proxy Statement.

        We have reviewed all of the compensation policies we have for all employees. We evaluated these policies to determine if they compensate our employees for any unnecessary risk that may have a material adverse effect on Cardinal. It was determined that the compensation policies we have in place are not reasonably likely to have a material adverse effect on Cardinal and do not encourage our employees to take excessive risks due to the internal controls and procedures we have in place throughout our organization.

        Additional information with respect to the Compensation Committee is discussed under "Executive Compensation" below.

  Nominations Process

        The independent members of the Board of Directors ("Independent Directors"), in addition to other responsibilities assigned to these members, act as the nominating committee to the Board of Directors and facilitate the nomination process for the Board of Directors. These members are Mr. Dewberry, Lead Director, Messrs. Beck, Buck, Garcia, Lambert, Merten, Peterson, Russo and Shafran and Ms. Starr. The Board of Directors in its business judgment has determined that all members involved in the nominations process are independent as defined by Nasdaq's listing standards. The Independent Directors select the nominees for election as directors. Our Board of Directors believes it is important that our Independent Directors participate in the nomination process in order to bring multiple perspectives within the evaluation process for incumbent directors as well as nominations of potential candidates to the Board of Directors. This committee is responsible for selecting and recommending to the Board of Directors with respect to (i) nominees for election at the Annual Meeting of Shareholders and (ii) nominees to fill Board vacancies. The Independent Directors met once during the year ended December 31, 2009. The Board of Directors does not have a charter that governs the nominations process.

        In identifying potential nominees, the Independent Directors take into account such factors as it deems appropriate, including the current composition of the Board of Directors to ensure diversity among its members. Diversity includes the range of talents, experiences and skills that would best complement those that are already represented on the Board, the balance of management and Independent Directors and the need for specialized expertise. The Independent Directors consider candidates for Board membership suggested by its members and by management, and the Independent Directors will also consider candidates suggested informally by a shareholder of the Company.

        The Independent Directors believe that the following guidelines are the standards by which potential nominees should be evaluated:

  •
  the ability of the prospective nominee to represent the interests of the shareholders of the Company;

  •
  the prospective nominee's standards of integrity, commitment and independence of thought and judgment;

  •
  the prospective nominee's ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee's service on other public company boards; and

  •
  the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board of Directors.

        Shareholders entitled to vote for the election of directors may recommend candidates for the Independent Directors to consider formally in connection with an annual meeting. Information with respect to shareholder nominations is discussed under "Proposals for 2011 Annual Meeting" below.

        Under the process used by us for selecting new candidates to the board of directors, the Independent Directors, along with the Chairman and Chief Executive Officer, identify the need to add a new board member with specific qualifications or to fill a vacancy on the board. The Lead Director will initiate a search, working with staff support and seeking input from the board of directors and senior management, hiring a search firm, if necessary, and considering any candidates recommended by shareholders. An initial slate of candidates that will satisfy criteria and otherwise qualify for membership on the board may be presented to the Independent Directors. A determination is made as to whether members of the board have relationships with preferred candidates and can initiate contacts. At least one member of the Independent Directors, along with the Chairman and Chief Executive Officer, interviews prospective candidates. The Independent Directors meet to conduct further interviews of prospective candidates, if necessary or appropriate, and to consider and recommend final candidates for approval by the full board of directors.

Director Compensation

        The following table shows the compensation earned by each of the directors for service as a director, during 2009. Mr. Clineburg's compensation earned for his services as a member of the Board of Directors is included in the "Executive Compensation" section below.

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Stock Awards ($)(3)	Total ($)

B.G. Beck	17,550	8,416	8,775	34,741

William G. Buck	27,800	8,416	10,000	46,216

Sidney O. Dewberry	19,200	8,416	9,600	37,216

Michael A. Garcia	26,250	8,416	10,000	44,666

J. Hamilton Lambert	36,100	8,416	10,000	54,516

Alan G. Merten	11,000	8,416	5,500	24,916

William E. Peterson	19,900	8,416	9,950	38,266

James D. Russo	35,650	8,416	3,750	47,816

George P. Shafran	22,100	8,416	10,000	40,516

Alice M. Starr	16,900	8,416	8,450	33,766

(1)
The number of stock options outstanding at December 31, 2009 held by each member of the Board of Directors is 130,524. The number of stock options outstanding for each director is as follows: Beck, 11,600; Buck, 11,600; Dewberry, 12,600; Garcia, 13,050; Lambert, 16,100; Merten, 3,850; Peterson, 12,600; Russo, 15,050; Shafran, 22,024; Starr, 12,050. All options are granted with an exercise price equal to the Common Stock's fair market value as of the date of each grant and vest immediately on the date of the grant.

(2)
Each director received a grant of 2,500 stock options on April 24, 2009. Each stock option was granted with an exercise price of $7.56 and vested immediately. The values disclosed for these grants are the grant date fair value calculated using the Black-Scholes option pricing model. Additional information regarding the grant date fair values for the stock options granted can be found in Note 2 to our notes to the consolidated financial statements in our 2009 Annual Report on Form 10-K.

(3)
Each director, as participants in our deferred income plan, received phantom stock matches. We match 50% of the contributions made by our directors in our deferred compensation plan which vests immediately. Such match is not to exceed $10,000 in any particular plan year.

        Each director is entitled to receive cash compensation for his or her service on the Board of Directors. Each director is paid $1,250 for each Board meeting attended and $600 for each committee meeting attended. J. Hamilton Lambert, in his capacity as Audit Committee Chairman, receives a retainer of $16,000 annually.

        Each non-employee director can participate in our deferred income plan for non-employee directors. Under this plan, a non-employee director may elect to defer all or a portion of any director-related fees including retainers and fees for serving on board committees. Director deferrals are matched 50% by us, with a maximum match per director of $10,000 annually, and are vested immediately.

Communications with the Board of Directors

        Shareholders may communicate directly with the Board of Directors. All communications should be directed to our Corporate Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no party is specified, the communication will be forwarded to the entire Board of Directors. Each communication intended for the Board of Directors and received by the Corporate Secretary will be forwarded to the specified party. The communication will not be screened and will be forwarded unopened to the intended recipient. Shareholder communications to the Board of Directors should be sent to:

Jennifer L. Deacon
Corporate Secretary
Cardinal Financial Corporation
8270 Greensboro Drive, Suite 500
McLean, Virginia 22102

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

        The primary objective of our executive compensation program is to attract and retain highly skilled and motivated executive officers who will manage the Company in a manner to promote its growth and profitability while minimizing risk as well as advancing the interests of our shareholders. As such, the compensation program is designed to provide levels of compensation which are reflective of both the individual's and the organization's performance in achieving the organization's goals and objectives, both financial (through certain measures such as credit quality, return on average assets and return on average equity) and non-financial (commitment to strategic growth, outstanding service and community involvement), and in helping to build value for our shareholders. Based on its evaluation of these factors, the Compensation Committee (the "Committee") believes that the executive officers are dedicated to achieving significant improvements in long-term financial performance and that the compensation plans the Committee has implemented and administered have contributed to achieving this management focus.

Compensation Program

        The principal elements of the executive compensation program are base annual salary, short-term incentive compensation through annual cash bonuses, and long-term incentives through the grants of equity-based awards under the 2002 Equity Compensation Plan and participation in our deferred income plans. In addition, we provide our executives with benefits that are generally available to all of our salaried employees.

        Our Compensation Committee performs annually a strategic review of our executive officers' cash compensation and stock and option holdings to determine whether they adequately compensate our executive officers relative to comparable officers in other companies within our industry. The Committee also receives annual evaluations prepared by the Chief Executive Officer regarding the performance of our executive officers (other than the Chief Executive Officer). For the Chief Executive Officer, the Compensation Committee annually discusses the performance of the Chief Executive Officer in relation to the overall financial and non-financial performance of the Company.

        We view the three principal elements of our executive compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one element of compensation should negate or reduce compensation from other elements. We determine the appropriate level for each compensation element based in part, but not exclusively, on our view of internal equity and consistency, individual performance and other information we deem relevant, such as the survey data referred to below. We believe that stock option awards are the primary motivator in attracting and retaining executives, and that salary and cash bonuses are also important considerations. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among different forms of compensation. This is due to the need to tailor each individual executive's compensation package to attract and retain that executive.

        The Committee completed its annual review of the compensation of the Chief Executive Officer and certain other executive officers. As part of their annual review, the Committee compared Cardinal's 2009 performance with those of its peer groups. The Committee uses two peer groups to analyze Cardinal's performance in the banking industry, a Virginia/Maryland/D.C. regional peer group and a nationwide peer group. The Virginia/Maryland/D.C. regional peer group is defined as publicly traded banks with total assets between $750 million and $4 billion and includes the following financial institutions:

American National Bankshares, Inc.
Burke & Herbert Bank & Trust Company
C&F Financial Corporation
Carter Bank & Trust
Eagle Bancorp, Inc.
Eastern Virginia Bankshares, Inc.
First Community Bancshares, Inc.
First Mariner Bancorp
Middleburg Financial Corporation
National Bankshares, Inc.
Old Point Financial Corporation
Sandy Spring Bancorp, Inc.
Shore Bancshares, Inc.
StellarOne Corporation
TowneBank
Union First Market Bankshares Corporation
Virginia Commerce Bancorp, Inc.

        The nationwide peer group is defined as publicly traded banks with total assets between $1.75 billion and $2.0 billion and includes the following financial institutions:

Arrow Financial Corporation
BancTrust Financial Group, Inc.
Burke & Herbert Bank & Trust Company
Cadence Financial Corporation
CenterState Banks, Inc.
Eagle Bancorp, Inc.
Fidelity Southern Corporation
Macatawa Bank Corporation
Mercantile Bank Corporation
NewBridge Bancorp
Porter Bancorp, Inc.
QCR Holdings, Inc.
S.Y. Bancorp, Inc.

        For each of these peer groups, the performance targets that the Committee uses to determine the compensation of the Chief Executive Officer and other executive officers were evaluated. These targets include financial results, credit quality and shareholder value. Below is a table that reports the averages of these targets for each of the two peer groups identified compared to our actual results for 2009.

Peer Group Analysis
As of December 31, 2009

	Average Total Assets ($000)	Average Net Income ($000)	Return on Average Assets	Return on Average Equity
Virginia/Maryland/D.C. region*	$1,959,436	$629	0.13%	-1.23%
Nationwide region*	1,858,227	(24,820)	-0.96%	-12.70%
Cardinal Financial Corporation	1,976,185	10,325	0.57%	5.53%

*
Source—SNL Financial

        Cardinal's 2009 net asset growth was 13.3% compared to 8.8% for the Virginia/Maryland/D.C. peer group and 2.8% for the nationwide peer group. Our 2009 net new loan growth was 13.5% compared to 1.9% for the Virginia/Maryland/D.C. peer group and -4.5% for the nationwide peer group. Our deposit growth was 9.9% for 2009 compared to 11.6% for the Virginia/Maryland/D.C. peer group and 4.6% for the nationwide peer group. Our consolidated net income increased 3,510% from $286,000 to $10.3 million, a record year of net income for us.

        A third peer group of publicly traded banks and thrifts with total assets between $1 and $15 billion was pulled from the SNL Financial database. Within this asset range, 288 banks were identified. Cardinal Bank ranked 6th in terms of credit quality as measured by nonperforming loans, which include loans that are past due 90 days or more as a percentage of total assets.

        In addition to the data above, shareholder value was considered. During 2009, we completed a secondary offering for additional capital of $31.6 million. Despite the dilution that resulted from our secondary offering, Cardinal had an overall increase in per share price of 68% for the year ended February 12, 2010, compared to 29.4% for the S&P 500 and 6.7% for the NASDAQ Bank index for the same period. At February 22, 2010, our common stock was trading at 1.33x book value versus an average of .94x book value for each of our peer groups. CFNL's price per share increased 56.9% for 2009 versus the average decrease of (11.3%) for our Virginia/Maryland/D.C. peer group and an average decrease of (17.1%) for our nationwide peer group.

        Upon review of our results compared to the performance of our peer groups, the Committee amended the compensation levels of the Chief Executive Officer and other executive officers. These changes are more fully described in the "Components" section below.

Components

Cash Compensation

        We generally set base annual salaries for the executive officers below or near the median range of salaries contained in the various surveys for comparable positions, with variations based on the executive's performance for the prior year and our prior year financial results. We believe this is at a level that enables us to hire and retain individuals in the banking/finance industry and satisfactorily rewards individual performance at a level that is within our overall strategic business goals. While we have not established specific financial performance targets to be attained when considering specific levels of compensation, overall financial performance as compared to expectations of our financial performance and those of our peer groups are considered.

        The Committee evaluates the performance of the Chief Executive Officer based on our financial performance, achievements in implementing our long-term strategy, and the personal observations of the Chief Executive Officer's performance by the members of the Committee and Board of Directors. In addition, our Chief Executive Officer has an employment agreement with us which provides for a base salary and annual salary increases at the discretion of the Board of Directors. Early in 2009, the Compensation Committee met to review the compensation levels of our Chairman and Chief Executive Officer and certain other executive officers of the Company. The Chief Executive Officer of the Company recommended to the Committee that modifications be made to certain compensatory arrangements in response to current economic conditions. In particular, Mr. Clineburg recommended and consented to a reduction in his salary from $350,000 to $275,000, pursuant to the terms of his Employment Agreement with the Company. The Committee approved his recommendation and Mr. Clineburg's annual salary was reduced to $275,000.

        As part of their annual review of compensation for the Chief Executive Officer and other executive officers, the level Mr. Clineburg's annual salary compensation again was reviewed in early 2010. No particular weight was given to any particular aspects of the performance of the Chief Executive Officer, but his performance for 2009 was evaluated as outstanding, with significant progress being made on our corporate long-term strategy. In addition, it was acknowledged that certain financial measures for 2009 were achieved, even during a volatile market environment.

        For other executive officers, the Committee reviewed with the Chief Executive Officer the performance evaluations for those executive officers. As a result, the Committee decided to increase certain executives' salaries. Mr. Bergstrom assumed additional duties during 2009 including functional accountability for commercial lending, sales and business development, wealth management and mortgage operations. Thus Mr. Bergstrom's salary was increased to $225,000 from $185,000, an increase of $40,000. Mr. Reynolds' assumed additional duties during 2009 including acting interim President of Cardinal Trust & Investments and Wilson/Bennett. Mr. Reynolds' salary was increased to $215,000 from $185,000, an increase of $30,000.

        The annual base salaries for our named executive officers for 2009 and the percentage change from 2008 are as follows:

Name and Position	2009 Base Salary	Percentage Change from 2008
Bernard H. Clineburg	$350,000	0%
Chairman and Chief Executive Officer
Mark A. Wendel	$185,000	0%
EVP and Chief Financial Officer
Christopher W. Bergstrom	$225,000	21.6%
President and Chief Risk Officer
Alice P. Frazier(1)	$225,000	N/A
EVP, Chief Operating Officer
F. Kevin Reynolds	$215,000	16.2%
President, Cardinal Bank

(1)
Alice P. Frazier joined us on March 16, 2009.

        See "Annual Compensation of Executive Officers" for additional information on the Chief Executive Officer's and certain other named executive officer's employment agreements.

Short-Term Incentive Compensation

        We annually review each executive officer's performance and responsibility to assess the payment of short-term incentive compensation. We do not currently have any short-term incentive plans that award equity or cash compensation based on the achievement of selected performance targets. Instead, we use compensation surveys and take into consideration our performance relative to our peer groups, including profit growth, asset growth, return on equity, return on assets, credit quality and shareholder value. No particular weight is given to each of these elements. Annual cash bonuses, which are discretionary, are given based upon the contribution of each executive officer's participation in our growth and profitability.

        The Committee approves annually during the fourth quarter an overall pool of discretionary annual cash bonuses to be awarded to all of our officers. The discretionary bonus pool is accumulated throughout the year and is based on our overall financial performance, including but not limited to profitability, return on assets, return on equity and credit quality. Certain members of the executive management team, along with the Chief Executive Officer, then allocate discretionary bonuses to officers, not including executive officers of the Company. The Chief Executive Officer then prepares and recommends to the Committee the annual cash bonuses for executive officers (other than the Chief Executive Officer).

        The Committee reviewed the recommendations made by the Chief Executive Officer and approved the overall pool for cash bonuses for 2009. The total cash bonus pool for 2009 totaled $1,445,000. The Committee approved the following cash bonuses: $150,000 for Mr. Bergstrom; $105,000 for Ms. Frazier; $115,000 for Mr. Reynolds; and $28,500 for Mr. Wendel. Ms. Frazier, as part of her compensation arrangement upon joining us during 2009, also received a cash bonus of $15,000 at that time. As of the date of this proxy statement, certain amounts of the approved bonuses allocated to the named executive officers have not been paid. These amounts will be paid to the named executive officers upon the completion of the audit of our financial statements for the year ended December 31, 2009, to ensure no unresolved or unknown issues that existed at December 31, 2009 are discovered that could impact the financial results for that period.

        With regard to the Chief Executive Officer, the Committee reviewed his performance and responsibility to assess the payment of short-term incentive compensation. The Committee used compensation surveys and took into consideration our performance relative to our peer group, as measured by profit growth, asset growth, return on equity, return on assets, credit quality and total return to shareholders. The Committee further considered the CEO's efforts to successfully lead the Company through the recent economic downturn and financial industry crisis. Lastly, it was noted that the CEO had not received a bonus for three years. No particular weight is given to any of these elements. The Committee has approved a cash bonus of $325,000 for the Chief Executive Officer; however, as of the date of this proxy statement, a portion of this cash bonus has not been paid to the Chief Executive Officer until the completion of the audit of our financial statements for the year ended December 31, 2009, to ensure no unresolved or unknown issues that existed at December 31, 2009 are discovered that could impact the financial results for that period.

Long-Term Incentive Compensation

        Each year, we also consider the desirability of granting long-term incentive awards under our 2002 Equity Compensation Plan (the "Equity Plan"). The Equity Plan authorizes the granting of options, which may be incentive stock options or non-qualified stock options, stock appreciation rights, restricted stock awards, phantom stock awards or performance share awards to our directors, eligible officers and our key employees. We believe that grants of options focus our executive management on building profitability and shareholder value. We note in particular our view that stock option grants afford a desirable long-term compensation method because they closely align the interests of management with those of our shareholders. To date, the Board of Directors has determined not to grant equity-based awards other than stock options, although they may choose to do so in the future.

        In fixing the grants of stock options with the senior management group, other than the Chief Executive Officer, the Committee reviews with the Chief Executive Officer recommended individual awards, taking into account the respective scope of accountability and contributions of each member of the senior management group. The Committee considers these recommendations which are then approved by the Committee and ratified by our Board of Directors. No grants of options were approved by the Committee during 2009 based on the existing level of grants held by each executive officer. Alice P. Frazier, as part of her compensation package upon joining us in March 2009, received a grant of options to purchase 25,000 shares of our Common Stock, of which 20% vest annually on the anniversary of the grant date over the next five years.

        Prior stock option awards to the Chief Executive Officer were fixed separately from the executive officer pool and were based, among other things, on the review of competitive compensation data from selected peer companies and information on his total compensation, as well as the Committee's perception of his past and expected future contributions to our achievement of our long-term goals. The Committee reviewed the level of stock options granted to the Chief Executive Officer and as a result did not grant options to the Chief Executive Officer during 2009. However, as the Chief Executive Officer is also a member of the Board of Directors, he did receive a grant of options in April 2009 for his services during 2008 as a member of the Board of Directors, as did all other members of the Board of Directors.

Stock Option Grant Procedures

        Stock options are granted with an exercise price equal to the Common Stock's fair market value at the date of grant. Based on past practices, our outstanding stock options have different vesting periods. Director stock options have ten year terms and vest and become fully exercisable at the grant date. Certain employee stock options have ten year terms and vest and become fully exercisable after three years. Other employee stock options have ten year terms and vest and become fully exercisable in 20% annual increments beginning as of the grant date. In addition, we have granted stock options to our employees that have ten year terms and vest and become fully exercisable in 20% annual increments beginning after their first year of service. During 2005, certain stock options granted to employees had ten year terms and vested and became fully exercisable immediately.

Supplemental Executive Retirement Plans

        We adopted a supplemental executive retirement plan for Mr. Clineburg effective October 2005 as provided for in his employment agreement. The plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation to Mr. Clineburg. Upon retirement, Mr. Clineburg will be entitled to an annual retirement benefit equal to $20,000 per month payable for 180 months. The benefits in the plan vest incrementally based on years of service to us. If Mr. Clineburg becomes disabled or dies prior to retirement, or if a change in control of the Company occurs, the benefits vest immediately. Our expense related to the plan was $300,000 in 2009.

Executive Deferred Income Plan

        We currently have in place a deferred income plan for our executive officers—the Cardinal Financial Corporation Executive Deferred Income Plan (the "Executive Deferral Plan"). The purpose of the Executive Deferral Plan is to offer participants the opportunity to defer voluntarily current compensation for retirement income and other significant future financial needs for themselves, their families and other dependents. This plan is also designed to provide us with a vehicle to address limitations on our contributions under any tax-qualified defined contribution plan.

        Participants in the Executive Deferral Plan may elect from various investment funds, including a Company common stock fund that tracks the value of our Common Stock, for the amounts of compensation that they defer. Any of our employees who are an executive vice president or above may be eligible to participate in the Executive Deferral Plan.

Other Benefits

        Our executives are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance and our 401(k) plan, in each case on the same basis as our other employees.

        Mr. Clineburg receives other annual compensation for the use and maintenance of a company owned automobile and country club dues. Mr. Bergstrom and Mr. Reynolds receive other annual compensation for country club dues. Each of these benefits is included in their negotiated employment agreements with us. We provide a company owned automobile to Mr. Clineburg due to the amount of travel required as a representative of the Company. Country club memberships facilitate these executives' roles as a Company representative in the communities we serve.

Compensation Committee Report on Executive Compensation

        The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with our management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2009 and this Proxy Statement.

Compensation Committee

George P. Shafran, Chairman
Sidney O. Dewberry, Vice Chairman
William G. Buck
J. Hamilton Lambert

Compensation Committee Interlocks and Insider Participation

        No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

Annual Compensation of Executive Officers

        In the tables and discussion below, we summarize the compensation earned during 2009, 2008 and 2007 by (1) our chief executive officer, (2) our chief financial officer and (3) each of our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities. These individuals are collectively referred to as the "named executive officers."

Summary Compensation Table

Name and Principal Position	Year		Salary ($)	Bonus ($)		Option Awards ($)	Stock Awards ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)	Total ($)

Bernard H. Clineburg,	2009		325,000	325,000	(2)	8,416(4)	25,000	292,778	53,689	1,029,883
Chairman and Chief	2008		350,000	—	(3)	4,155(4)	25,000	267,218	43,678	690,051
Executive Officer	2007		350,000	—	(3)	—	50,000	232,364	94,121	726,485

Mark A. Wendel, EVP and	2009		185,000	28,500		—	9,750	—	5,265	228,515
Chief Financial Officer	2008		185,000	—		—	9,250	—	4,995	199,245
	2007		185,000	—		—	9,250	—	5,445	199,695

Christopher W. Bergstrom,	2009		209,167	150,000		—	23,221	—	14,450	396,838
President and Chief	2008		185,000	—		—	16,375	—	10,862	212,237
Risk Officer	2007		185,000	50,000		—	17,625	—	17,548	270,173

Alice P. Frazier,	2009	(1)	171,205	120,000		67,812(5)	—	—	1,455	360,472
Executive Vice President,	2008		—	—		—	—	—	—	—
Chief Operating Officer	2007		—	—		—	—	—	—	—

F. Kevin Reynolds,	2009		205,000	115,000		—	7,635	—	14,975	342,610
President	2008		185,000	20,000		—	5,625	—	11,778	222,403
	2007		185,000	65,000		—	6,125	—	12,707	268,832

(1)
Ms. Frazier joined us on March 16, 2009.

(2)
The amount of Mr. Clineburg's bonus for 2009 was approved by the Compensation Committee. In addition to their review of the Company's results compared to peer group performance, the Committee considered Mr. Clineburg's leadership of the Company through the current financial industry crisis and that Mr. Clineburg has not received an annual bonus for the prior three years.

(3)
Upon the request of Mr. Clineburg, the Compensation Committee did not approve a bonus for Mr. Clineburg for 2008 and 2007.

(4)
Mr. Clineburg received stock option awards for his service as a member of the board of directors during 2009 and 2008. The values disclosed for these grants are the grant date fair value calculated using the Black-Scholes option pricing model. Additional information regarding the grant date fair values for the stock options granted can be found in Note 2 to our notes to the consolidated financial statements in our 2009 Annual Report on Form 10-K.

(5)
Ms. Frazier received stock option awards upon her joining us during 2009. The values disclosed for these grants are the grant date fair value calculated using the Black-Scholes option pricing model. Additional information regarding the grant date fair values for the stock options granted can be found in Note 2 to our notes to the consolidated financial statements in our 2009 Annual Report on Form 10-K.

(6)
Each officer, with the exception of Ms. Frazier, as participants in our deferred income plan, received phantom stock matches. We match 50% of the contributions made by our named executive officers in our deferred compensation plan. Such match is not to exceed $50,000 in any particular plan year and vests four years from the date of the participants' contribution.

(7)
Mr. Clineburg participates in our supplemental executive retirement plan. The amounts in this column represent the changes in the present value of Mr. Clineburg's accumulated benefit under this plan during 2009, 2008 and 2007.

 All Other Compensation Table

Name and Principal Position	Year		Cash Compensation ($)		401(k) Plan Matching Contributions ($)(2)	Country Club Dues ($)	Personal Use of Company-Owned Automobile ($)	Director Fees ($)(4)	Total ($)

Bernard H. Clineburg, Chairman	2009		100		7,350	11,385	3,904	30,950	53,689
and Chief Executive Officer	2008		—		6,900	9,878	2,000	24,900	43,678
	2007		52,200	(3)	6,750	9,218	3,703	22,250	94,121

Mark A. Wendel, EVP and	2009		—		5,265	—	—	—	5,265
Chief Financial Officer	2008		—		4,995	—	—	—	4,995
	2007		—		5,445	—	—	—	5,445

Christopher W. Bergstrom,	2009		2,395		6,741	5,314	—	—	14,450
President and Chief Risk Officer	2008		—		4,700	6,162	—	—	10,862
	2007		5,220	(3)	6,609	5,719	—	—	17,548

Alice P. Frazier,	2009	(1)	330		1,125	—	—	—	1,455
Executive Vice President,	2008		—		—	—	—	—	—
Chief Operating Officer	2007		—		—	—	—	—	—

F. Kevin Reynolds, President	2009		954		7,350	6,671	—	—	14,975
	2008		125		5,816	5,837	—	—	11,778
	2007		525		6,255	5,927	—	—	12,707

(1)
Ms. Frazier joined us on March 16, 2009.

(2)
Amounts presented represent total contributions to our 401(k) plan on behalf of each of the named executive officers to match pre-tax elective deferral contributions (which are included under the "Salary" column) made by each executive officer to such plans.

(3)
Messrs. Clineburg and Bergstrom received cash compensation during 2007 for the modification of certain stock option awards which occurred during 2006. For each share of Common Stock underlying the option award that was modified, the employee received $0.87, the change between the original exercise price and the modified exercise price. Mr. Clineburg received a cash payment totaling $52,200, and Mr. Bergstrom received a cash payment totaling $5,220.

(4)
Mr. Clineburg earns director fees for his services as a member of the Board of Directors.

        The salary and bonus compensation for the named executive officers are representative of comparable levels within our industry. Annual discretionary cash bonuses and stock option awards are approved by the Compensation Committee and based on our overall financial performance as compared to expectations of financial performance. There are no set levels or targets of salary, annual discretionary cash bonuses and grants of stock options in relation to the total compensation package for each of the named executive officers.

        Bernard H. Clineburg has an employment agreement with us. Mr. Clineburg's agreement, which is dated as of February 12, 2002, provides for his services as our Chairman and Chief Executive Officer. The initial term of his agreement is three years and automatically renews for rolling three year periods not to exceed ten years from the commencement date. The agreement also provides that Mr. Clineburg will serve as Chairman of the Executive Committee, a member or Chair of all of our Board Committees except the Audit Committee, and as a director or Chair of all of our subsidiaries' boards of directors. Mr. Clineburg's employment agreement provides for an annual base salary of $200,000 and includes annual salary increases at the discretion of the Board of Directors and provides bonuses at the discretion of the Board of Directors, in cash or in stock, or both. Under Mr. Clineburg's employment agreement, he was granted an option to purchase 150,000 shares of our Common Stock, all of which have vested. All options granted under the employment agreement were awarded with an option exercise price equal to the value of the shares on May 3, 2002. In the event we terminate Mr. Clineburg's agreement without cause, he will receive a lump-sum severance payment equal to one year's annual salary and bonus. In the event Mr. Clineburg's employment agreement is terminated after a change in control, he will receive a lump-sum severance payment equal to 2.99 times his average total compensation over the most recent five calendar year period of his employment with us prior to termination. See "Potential Payments Upon Termination of Employment or Change-in-Control" below for additional information regarding Mr. Clineburg's severance payments. Mr. Clineburg's employment agreement includes a covenant not to compete with us for a period of one year from the date he is no longer employed by us. Mr. Clineburg is also able to participate in any employee benefit compensation plan we offer.

        In July 2009, we entered into an amendment to Mr. Clineburg's employment agreement. The amendment modifies the employment agreement to provide that its term will continue until July 22, 2014, unless the employment agreement is terminated earlier in accordance with its provisions. The amendment further provides that beginning July 22, 2014 the term of his employment agreement will be one year, automatically extended each day so that on any day thereafter the remaining term of his employment agreement is one year, unless the Company or Mr. Clineburg gives one year notice of termination or unless the employment agreement is terminated earlier in accordance with its provisions.

        Each of Christopher W. Bergstrom and F. Kevin Reynolds has an employment agreement with us, which is terminable at will by either party. Both employment agreements are effective as of February 12, 2002. Each of these employment agreements provides for a base salary, eligibility for annual performance bonus and stock option grants, and participation in our benefits plans, all of which may be adjusted by us in our discretion. In addition, each employment agreement is subject to certain restrictive covenants in the event the officer voluntarily terminates his employment or is terminated for cause. Specifically, each officer is prohibited from rendering competing banking services in the local area and from soliciting our clients, prospective clients or employees for 12 months following the date of his termination. Both employment agreements provide for severance payments equal to 12 months of their current base salary in the event of termination without cause and 18 months of their current base salary in the event of a change in control. See "Potential Payments Upon Termination of Employment or Change-in-Control" below for additional information regarding severance payments.

        In March 2010, Ms. Frazier executed an employment agreement with us. The initial term of her agreement is three years and automatically renews for rolling one year periods not to exceed five years from the commencement date. Her agreement provides for a base salary, eligibility for annual performance bonus and stock option grants, and participation in our benefits plans, all of which may be adjusted by us in our discretion. In addition, the employment agreement is subject to certain restrictive covenants in the event she voluntarily terminates her employment or is terminated for cause. Specifically, Ms. Frazier is prohibited from rendering competing banking services in the local area and from soliciting our clients, prospective clients or employees for 12 months following the date of her termination. Her employment agreement provides for severance payments equal to 12 months of her current base salary in the event of termination without cause. In the event her employment is terminated following a change in control, her employment agreement provides for severance payments equal to 12 months of two times her current base salary (plus her current base salary for the remainder of the 12 month period following the change of control if she is terminated during that time).

        Mr. Wendel does not currently have an employment agreement with us. As an officer of the Company, he receives a base salary and is eligible to participate in our annual cash bonus plan and stock option plan as determined and approved by our Compensation Committee and Board of Directors. He is eligible to participate in our deferred income plan and all other benefit plans that are generally available to our salaried employees.

Grants of Plan-Based Awards

        We granted plan-based awards to the certain named executive officers in 2009. Ms. Frazier received a grant of options as part of the compensation she received upon joining us in March 2009. Mr. Clineburg received a grant of stock options for his services in his capacity as a member of the Board of Directors. Certain executive officers received plan-based awards of stock pursuant to our deferred income plan.

Grants of Plan-Based Awards
Fiscal Year 2009

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1)(#)	All Other Option Awards: Number of Securities Underlying Options (2)(3)(#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)

Bernard H. Clineburg	4/24/2009	—	2,500	7.56	8,416
	(1)	3,275	—	—	25,000

Mark A. Wendel	(1)	1,275	—	—	9,750

Christopher W. Bergstrom	(1)	3,036	—	—	23,221

Alice P. Frazier	3/25/2009	—	25,000	6.14	67,812

F. Kevin Reynolds	(1)	993	—	—	7,635

(1)
Certain officers, as participants in our deferred income plan, received matches of phantom stock units in 2009. The match is 50% of the contributions made to the plan during the year. Contributions to the plan, and subsequently the match, are made to each participant's account each pay period, which is twice monthly, or a total of 24 pay periods during 2009.

(2)
Mr. Clineburg received stock option awards for his service as a member of the board of directors during 2009.

(3)
Ms. Frazier received stock option awards upon joining us March 16, 2009.

Holdings of Stock Options

        In the table below, we list information on the holdings of unexercised stock options as of December 31, 2009 for each of the named executive officers. We have not awarded shares of Common Stock to our named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2009

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares of Units of Stock That Have Not Vested ($)(4)

Bernard H. Clineburg	71,000	—		3.25	05/03/2012	6,108	53,382
	60,000	—		4.12	05/03/2012
	51,000	—		4.60	01/29/2013
	150,000	—		5.25	03/26/2013
	150,000	—		8.28	01/14/2014
	200,000	—		10.73	02/04/2015
	280,676	—		8.89	05/18/2015
	2,750	—		11.15	12/14/2015
	1,350	—		7.08	04/24/2018
	2,500	—		7.56	04/24/2019

Mark A. Wendel	15,000	10,000	(1)	11.16	07/19/2016	1,918	16,767

Christopher W. Bergstrom	4,800	—		4.50	02/23/2011	3,962	34,627
	4,000	—		3.25	05/03/2012
	6,000	—		4.12	05/03/2012
	10,000	—		4.62	02/05/2013
	10,000	—		8.28	01/14/2014
	15,000	—		10.73	02/04/2015
	10,000	—		8.89	05/18/2015
	24,515	—		11.15	12/14/2015

Alice P. Frazier	—	25,000	(2)	6.14	03/25/2019	—	—

F. Kevin Reynolds	4,800	—		4.50	02/23/2011	2,052	17,936
	4,000	—		3.25	05/03/2012
	6,000	—		4.12	05/03/2012
	10,000	—		4.62	02/05/2013
	10,000	—		8.28	01/14/2014
	15,000	—		10.73	02/04/2015
	10,000	—		8.89	05/18/2015
	24,069	—		11.15	12/14/2015

(1)
The option, which was granted on July 19, 2006, vests annually with respect to 5,000 additional shares or 20% per year after the first year of service on the anniversary of the grant date, provided he remains employed with us.

(2)
The option, which was granted on March 25, 2009, vests annually with respect to 5,000 additional shares or 20% per year after the first year of service on the anniversary of the grant date, provided she remains employed with us.

(3)
Each officer except Ms. Frazier, as participants in our deferred income plan, received phantom stock matches. We match 50% of the contributions made by our named executive officers in our deferred compensation plan. Such match is not to exceed $50,000 in any particular plan year and vests four years from the date of the participants' contribution.

(4)
The market value of the phantom stock units is based on the $8.74 closing price of a share of our common stock, as reported on December 31, 2009.

Option Exercises in Fiscal Year 2009

        The following table presents information for those named executives that exercised options during 2009. We also present information for those named executive officers that participate in our deferred income plan had stock awards that vested during 2009.

Option Exercises and Stock Vested
Fiscal Year 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bernard H. Clineburg	15,000	78,900	16,264	142,147
Mark A. Wendel	—	—	1,721	15,042
Christopher W. Bergstrom	2,554	8,965	4,871	42,575
Alice P. Frazier	—	—	—	—
F. Kevin Reynolds	3,000	10,530	2,795	24,431

Pension Benefits

        The following table sets forth information as of December 31, 2009 with respect to Mr. Clineburg's participation in our supplemental executive retirement plan. No other named executive officers participate in our supplemental executive retirement plan.

Pension Benefits—Fiscal Year 2009

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During the Last Fiscal Year ($)

Bernard H. Clineburg	Cardinal Financial Corporation Supplemental Executive Retirement Plan	5	1,024,724(2)	None

(1)
The amount of the present value of the accumulated benefit of the supplemental executive retirement plan benefits assumes benefit payments begin at the normal retirement age.

(2)
The present value of Mr. Clineburg's accumulated benefit at December 31, 2009 assumes payments of $7,500 per month for 180 months.

        The Board of Directors adopted the Cardinal Financial Corporation Supplemental Executive Retirement Plan (the "Plan"), effective October 1, 2005, for the purpose of supplementing the retirement benefits payable under our tax-qualified plans. The Plan is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Plan must be administered and construed in a manner that is consistent with that intent. The Plan is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury Regulations issued thereunder.

        Upon retirement, Mr. Clineburg will be entitled to an annual retirement benefit equal to $20,000 per month payable for 180 months. The benefits in the plan vest incrementally based on years of service to us. If Mr. Clineburg becomes disabled or dies prior to retirement, or if a change in control of the Company occurs, the benefits vest immediately. Upon our change in control, Mr. Clineburg will be entitled to an additional benefit equal to $10,000 per month for a period of 180 months, commencing on the first day of the month following the change in control. In addition, if Mr. Clineburg is involuntarily terminated without cause, the benefits vest immediately. If he retires prior to age 65, Mr. Clineburg will receive the vested portion of his benefit at the time of his early retirement. If Mr. Clineburg ceases to be an eligible employee or whose employment with us is terminated with cause, he shall immediately cease to be a participant in the plan and forfeit all rights under the plan.

Changes in Nonqualified Deferred Compensation

        The following table shows the changes in the balance of the named executive officers' nonqualified deferred income plan:

Nonqualified Deferred Compensation Fiscal Year 2009

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)

Bernard H. Clineburg	50,000	25,000	209,713	None	647,170

Mark A. Wendel	19,500	9,750	23,002	None	90,782

Christopher W. Bergstrom	46,441	23,221	53,097	None	228,497

Alice P. Frazier	—	—	—	—	—

F. Kevin Reynolds	15,271	7,635	22,192	None	116,195

(1)
Amount of the contributions by us reported for 2009 were included in the Summary Compensation Table above.

(2)
The registrant contributions reported for each of the named executive officers for 2008 and included in the summary compensation table for 2008 were: Mr. Clineburg $25,000; Mr. Wendel $9,250; and Mr. Bergstrom $16,375. For 2007, the registrant contributions reported for each of the named executive officers and included in the summary compensation table were: Mr. Clineburg $50,000; Mr. Wendel $9,250; and Mr. Bergstrom $17,625. Ms. Frazier joined us on March 16, 2009, and therefore, did not participate in our deferred income plan for 2008 and 2007. For Mr. Reynolds, the registrant contributions for 2008 and 2007 were $5,625 and $6,125, respectively.

        We currently have in place a deferred income plan for our executive officers—the Cardinal Financial Corporation Executive Deferred Income Plan (the "Executive Deferral Plan"). The purpose of the Executive Deferral Plan is to offer participants the opportunity to defer voluntarily current compensation, including salary and annual cash bonuses, for retirement income and other significant future financial needs for themselves, their families and other dependents. This plan is also designed to provide us with a vehicle to address limitations on our contributions under any tax-qualified defined contribution plan. Participants in the Executive Deferral Plan may elect from various investment funds, including a Company Common Stock fund that tracks the value of our Common Stock, for the amounts of compensation that they defer. Any of our employees who are an executive vice president or above may be eligible to participate in the Executive Deferral Plan.

        Each participant in the Executive Deferral Plan may annually elect to defer all or a portion of his or her compensation for the plan year. At a minimum, the deferral contribution cannot be less than five percent or $2,000. We provide a deemed match for each participant's contribution that does not exceed the greater of 50% of the participant's deferral or $50,000 per participant per year. This match is deemed invested in our Common Stock. 25% of the match vests immediately and the remaining 75% of the match vests over the next three years on the anniversary dates of the matching contribution. Participant's earnings in our deferred income plan are based on the performance of the participant's deemed investments they selected from the available investment options in the plan.

        All distributions from the Executive Deferral Plan are made in cash, with the exception of those contributions deemed to be invested in our Common Stock, which are paid in shares of Common Stock in an amount equal to the number of whole shares of Common Stock credited to the participant's account as of the date of the distribution. Any fractional shares are paid in cash. Automatic distributions occur if the participant dies or if the participant becomes disabled. At that time, any unvested portion of their match will vest immediately. If the participant terminates their employment with us, their vested balance will be distributed in lump sum, provided that the participant is not a key employee, in which case distribution will occur six months after their termination of service.

Potential Payments Upon Termination of Employment or Change-in-Control

Potential Payments Upon Change in Control

        In the event of a change of control, Mr. Clineburg's employment agreement with us provides for a lump-sum severance payment equal to 2.99 times his average total compensation over the most recent five calendar year period of his employment with us prior to a change of control. Currently, this amount is $3,557,955. Additionally, benefits under his supplemental executive retirement plan vest immediately and he is entitled to begin receiving payments of $30,000 per month for 15 years.

        In the event of a change in control, Mr. Bergstrom will receive a lump-sum severance payment equal to 18 months of his current base salary, or $337,500, and Mr. Reynolds will receive a lump-sum severance payment equal to 18 months of his current base salary, or $322,500.

        Additionally, under the term of our stock option plan, accelerated vesting will occur in the event of a change in control. Typically, the payments relating to stock options represent the value of the unvested and accelerated stock options as of December 31, 2009, calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our Common Stock on December 31, 2009. At December 31, 2009, Mr. Wendel and Ms. Frazier have unvested options totaling 10,000 and 25,000, respectively. The exercise price of Mr. Wendel's options was greater than our closing price at December 31, 2009. For Ms. Frazier, the value of the accelerated vesting of her stock options is $65,000 at December 31, 2009.

Potential Payments Upon Involuntary Termination Without Cause or Good Reason

        In the event Mr. Clineburg is terminated without cause or good reason, his employment agreement with us provides for a lump-sum severance payment equal to one year's annual base salary plus the average of his bonuses paid in each calendar year prior to the year in which he was terminated. Currently, this amount is $458,333. Additionally, benefits under his supplemental executive retirement plan vest immediately and he is entitled to begin receiving payments of $20,000 per month for 15 years.

        If Mr. Bergstrom is terminated without cause or good reason, his employment agreement with us provides for a lump-sum severance payment equal to 12 months of his current base salary. Currently, this amount is $225,000.

        If Mr. Reynolds is terminated without cause or good reason, his employment agreement with us provides for a lump-sum severance payment equal to 12 months of his current base salary. Currently, this amount is $215,000.

        Mr. Wendel does not have an employment agreement with us. Ms. Frazier executed an employment agreement with us in March 2010. See below for additional information regarding potential payments upon her termination of employment.

Potential Payments Upon Normal Retirement, Death or Disability

        As discussed earlier, upon retirement, Mr. Clineburg will be entitled to a retirement benefit equal to $20,000 per month payable for 180 months. The benefits in the plan vest incrementally based on years of service to us. If Mr. Clineburg becomes disabled or dies prior to retirement, the benefits vest immediately.

Potential Payments Upon Early Retirement or Voluntary Separation of Service

        Mr. Clineburg will receive the vested portion of his supplemental executive retirement benefit at the time of his early retirement. Currently, this amount is $7,500 per month for 15 years.

Potential Payments Under Deferred Income Plans

        Under our deferred income plans, matching contributions as well as the deemed earnings upon matching contributions fully vest upon death, disability, change of control or retirement. At December 31, 2009, the balances in the deferred income plan for Messrs. Clineburg, Wendel, Bergstrom and Reynolds were $53,382, $16,767, $34,627, and $17,936, respectively. Ms. Frazier did not participate in our deferred income plan during 2009.

        The following table shows potential payments to our named executive officers under existing employment agreements, plans or arrangements for various events involving a change of control or termination of employment of each of our named executive officers, assuming a December 31, 2009 termination date, and where applicable, using the closing price of our Common Stock of $8.74 at December 31, 2009.

Potential Payments Upon Termination of Employment or Change-in-Control

Name	Benefit	Involuntary Termination w/o Cause or for Good Reason ($)	Change in Control ($)	Normal Retirement ($)	Early Retirement or Voluntary Separation of Service ($)	Death ($)	Disability ($)

Bernard H. Clineburg	Severance Payment	458,333	3,557,955	—	—	—	—

	Supplemental Executive Retirement Plan	3,600,000 (paid monthly over 180 months)	5,400,000 (paid monthly over 180 months)	3,600,000 (paid monthly over 180 months)	360,000 (paid monthly over 180 months)	3,600,000 (paid monthly over 180 months)	3,600,000 (paid monthly over 180 months)

	Matching Contributions in Deferred Income Plan	—	53,382	53,382	—	53,382	53,382

	Total Value	4,058,333 (a portion to be paid over 180 months)	9,011,337 (a portion to be paid over 180 months)	3,653,382 (a portion to be paid over 180 months)	360,000 (a portion to be paid over 180 months)	3,653,382 a portion to be paid over 180 months)	3,653,382 (a portion to be paid over 180 months)

Mark A. Wendel	Matching Contributions in Deferred Income Plan	—	16.767	16,767	—	16,767	16,767

	Total Value	—	16,767	16,767	—	16,767	16,767

Christopher W. Bergstrom	Severance Payment	225,000	337,500	—	—	—	—

	Matching Contributions in Deferred Income Plan	—	34,627	34,627	—	34,627	34,627

	Total Value	225,000	372,127	34,627	—	34,627	34,627

Alice P. Frazier	Stock Options (unvested and accelerated)	—	65,000	—	—	—	—

F. Kevin Reynolds	Severance Payment	215,000	322,500	—	—	—	—

	Matching Contributions in Deferred Income Plan	—	17,936	17,936	—	17,936	17,936

	Total Value	215,000	340,436	17,936	—	17,936	17,936

        If Ms. Frazier had signed her employment agreement with us during 2009, she would have been eligible for a severance payment equal to 12 months of her current base salary, or $225,000, for involuntary termination without cause. In addition, Ms. Frazier would have been eligible for a severance payment equal to 24 months of her current base salary, or $430,000, for a termination following a change in control.

Certain Relationships and Related Transactions

        Some of our directors and officers are at present, as in the past, our banking customers. As such, we have had, and expect to have in the future, banking transactions in the ordinary course of our business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These transactions do not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate outstanding balance of loans to directors, executive officers and their associates, as a group, at December 31, 2009 totaled approximately $45.4 million, or 22% of the bank's equity capital at that date.

        William E. Peterson, a director, is the manager and a 3.1% owner of Fairfax Corner Mixed Use, L.C. Fairfax Corner Mixed Use, L.C. owns a building in the Fairfax Corner shopping center and leases office space to George Mason. The lease commenced on July 1, 2002 and was renewed during 2007 until June 30, 2010 without any option to extend. The rent that George Mason pays to Fairfax Corner Mixed Use, L.C. ranges from $737,000 to $1.3 million per year during the term of the lease. Rent payments totaled $1.3 million in 2009.

        We have not adopted a formal policy that covers the review and approval of related person transactions by our Board of Directors. The Board, however, does review all proposed related party transactions for approval. During such a review, the Board will consider, among other things, the related person's relationship to the Company, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person's relationship to the transaction and any other material information. Those directors that are involved in a proposed related party transaction are excused from the board and/or committee meeting during the discussion and vote of the proposal.

PROPOSAL 2
RATIFICATION OF INDEPENDENT AUDITORS

        The Audit Committee has appointed KPMG LLP as the Company's independent public accountant for the year ending December 31, 2010. KPMG LLP has acted as the Company's independent public accountant since 1997 and has reported on our financial statements for those periods. A representative of KPMG LLP is expected to be present at the Meeting, will have the opportunity to make a statement if he or she desire to do so and will be available to respond to appropriate questions.

        The Company is not required to obtain shareholder ratification or other approval of the retention of KPMG LLP as the Company's independent public accountant. As a matter of good corporate governance, the Board of Directors is requesting that the shareholders ratify the appointment of KPMG LLP as our independent public accountant for the year ending December 31, 2010.

        A majority of votes cast by the holders of shares of Common Stock is required for the ratification of the appointment of the independent auditors. If the appointment of KPMG LLP as our independent auditors is ratified, the Audit Committee may, in its discretion, change the appointment at any time during the year should it determine such a change would be in the best interest of the Company and our shareholders. If the shareholders, however, do not ratify the appointment, the Audit Committee will reconsider whether to retain KPMG LLP but may proceed with the retention of KPMG LLP if it deems it to be in the best interest of the Company and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANT FOR THE YEAR ENDING DECEMBER 31, 2010.

AUDIT INFORMATION

General

        The five members of the Audit Committee are independent as that term is defined in the listing standards of Nasdaq and by regulations of the SEC. The Audit Committee operates under a written charter that the Board of Directors has adopted.

Fees of Independent Public Accountants

        Audit Fees.    The aggregate amount of fees billed by KPMG LLP for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2009 and 2008, and the review of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years, were $340,000 and $342,000, respectively.

        Audit-Related Fees.    The aggregate amount of fees billed by KPMG LLP for professional services rendered for audit-related services was $130,000 and $22,000 for the fiscal years ended December 31, 2009 and 2008, respectively. During 2009, these services included the audit of our 401(k) Plan and the issuance of consents, including a comfort letter issued in relation to our secondary offering in May 2009. During 2008, these services included the audit of our 401(k) Plan and the issuance of consents.

        Tax Fees.    The aggregate amount of fees billed by KPMG LLP for professional services rendered in connection with the preparation of our tax returns for each of the fiscal years ended December 31, 2009 and 2008 was $50,000.

        All Other Fees.    There were no fees billed by KPMG LLP for any services that are not already reported above.

Audit Committee Pre-Approval Policies and Procedures

        It is the policy of the Audit Committee that our independent auditor may provide only those services that have been pre-approved by the Audit Committee. Unless a type of service to be provided by the independent auditor has received general pre-approval, it requires specific pre-approval by the Audit Committee. The term of any general pre-approval is twelve months from the date of pre-approval, unless the Audit Committee or a related engagement letter specifically provides for a different period. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval.

        Requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer or Controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission's rules on auditor independence.

Audit Committee Report

        The Audit Committee is composed of five directors, each of whom is independent within the meaning of the listing standards of the Nasdaq Stock Market. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee reviews its charter at least annually and revises it as necessary to ensure compliance with current regulatory requirements.

        Management is responsible for:

  •
  establishing and maintaining our internal control over financial reporting;

  •
  assessing the effectiveness of our internal control over financial reporting as of the end of each year;

  •
  the preparation, presentation and integrity of our consolidated financial statements; and

  •
  complying with laws and regulations and ethical business standards.

        Our independent registered public accounting firm is responsible for:

  •
  performing an independent audit of our consolidated financial statements and our internal control over financial reporting;

  •
  expressing an opinion as to the conformity of our consolidated financial statements with U.S. generally accepted accounting principles; and

  •
  expressing an opinion as to management's assessment of the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting.

        The Audit Committee is responsible for:

  •
  the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for us; and

  •
  monitoring, overseeing and reviewing our accounting and financial reporting processes.

        In this context, the Audit Committee has met and held discussions with management and KPMG LLP, our independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements for the year ended December 31, 2009 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and KPMG LLP, including the scope of the independent registered public accounting firm's responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

        The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor's Communication with Those Charged with Governance. The Audit Committee has also received the written disclosures and the letter from KPMG LLP relating to the independence of that firm as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG LLP the firm's independence from us. Moreover, the Audit Committee has considered whether the provision of the audit services described above is compatible with maintaining the independence of the independent auditors.

        In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with KPMG LLP its opinion as to both the effectiveness of our internal control over financial reporting and management's assessment thereof.

        Based upon its discussions with management and KPMG LLP and its review of the representations of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission. By recommending to the Board of Directors that the audited consolidated financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Audit Committee
J. Hamilton Lambert, Chairman B.G. Beck Michael A. Garcia William E. Peterson Alice M. Starr

ANNUAL REPORT AND FINANCIAL STATEMENTS

        A copy of our 2009 Annual Report to Shareholders and a copy of our Annual Report on Form 10-K for the year ended December 31, 2009 has been furnished to shareholders. Additional copies may be obtained by written request to the Secretary of the Company at the address indicated below. Such documents are not part of the proxy solicitation materials.

        UPON RECEIPT OF A WRITTEN REQUEST OF ANY PERSON WHO, ON THE RECORD DATE, WAS RECORD OWNER OF COMMON STOCK OR WHO REPRESENTS IN GOOD FAITH THAT HE OR SHE WAS ON SUCH DATE THE BENEFICIAL OWNER OF SUCH STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS, WE WILL FURNISH TO SUCH PERSON, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009 AND THE EXHIBITS THERETO REQUIRED TO BE FILED WITH THE SEC UNDER THE SECURITIES EXCHANGE ACT OF 1934. ANY SUCH REQUEST SHOULD BE MADE IN WRITING TO JENNIFER L. DEACON, SECRETARY, CARDINAL FINANCIAL CORPORATION, AT 8270 GREENSBORO DRIVE, SUITE 500, MCLEAN, VIRGINIA 22102.

PROPOSALS FOR 2011 ANNUAL MEETING

        Under the regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2011 annual meeting of shareholders must cause such proposal to be received, in proper form, at our principal executive offices at 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102, no later than November 23, 2010 in order for the proposal to be considered for inclusion in our Proxy Statement for that meeting. It is urged that any such proposals be sent by certified mail, return receipt requested.

        Our Bylaws also prescribe the procedures that a shareholder must follow to nominate directors or to bring other business before shareholders' meetings. Under the Bylaws, notice of a proposed nomination or a shareholder proposal meeting certain specified requirements must be received by us not less than 60 nor more than 90 days prior to any meeting of shareholders called for the election of directors, provided in each case that, if fewer than 70 days' notice of the meeting is given to shareholders, such written notice shall be received not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders. Assuming a date of April 22, 2011 for the 2011 annual meeting of shareholders, we must receive any notice of nomination or other business no later than February 21, 2011 and no earlier than January 22, 2011.

        Our Bylaws require that the shareholder's notice set forth as to each nominee (i) the name, age, business address and residence address of such nominee, (ii) the principal occupation or employment of such nominee, (iii) the class and number of shares of the Company that are beneficially owned by such nominee, and (iv) any other information relating to such nominee that is required under federal securities laws to be disclosed in solicitations of proxies for the election of directors, or is otherwise required (including, without limitation, such nominee's written consent to being named in a proxy statement as nominee and to serving as a director if elected). Our Bylaws further require that the shareholder's notice set forth as to the shareholder giving the notice (i) the name and address of such shareholder and (ii) the class and amount of such shareholder's beneficial ownership of our capital stock. If the information supplied by the shareholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the annual meeting may determine that such shareholder's nomination should not be brought before the annual meeting and that such nominee shall not be eligible for election as a director of the Company. Any shareholder may obtain a copy of our Bylaws, without charge, upon written request to the Secretary of the Company.

OTHER MATTERS

        The Board of Directors is not aware of any matters to be presented for action at the meeting other than as set forth herein. However, if any other matters properly come before the Meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

        This Proxy Statement is given pursuant to direction of the Board of Directors.

Jennifer L. Deacon Secretary

McLean, Virginia
March 24, 2010

 EXHIBIT A

CARDINAL FINANCIAL CORPORATION
AUDIT COMMITTEE CHARTER

I.     Committee Membership

        The Audit Committee shall consist of at least four but no more than eight directors. The members of the Audit Committee shall meet legal and regulatory independence and experience requirements, and at least one member shall have accounting or related financial expertise. The members of the Audit Committee shall be appointed by the Board of Directors and may be replaced by the Board.

II.    Continuous Activities—General

1.
Oversee the Corporation's accounting and financial reporting processes and the audits of the Corporation's financial statements.

2.
Provide an open avenue of communication between the independent auditor, Internal Audit and the Board of Directors.

3.
Meet four times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

4.
Ensure receipt of and review annual formal written statement by the independent auditor delineating all relationships between the auditor and the Corporation.

5.
Confirm and assure the independence of the independent auditor and the objectivity and qualifications of the internal auditor.

6.
Review with the independent auditor and the Director of Internal Audit the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

7.
Inquire of management, the independent auditor and the Director of Internal Audit about significant risks or exposures and assess the steps management has taken to minimize such risk to the Corporation.

8.
Consider and review with the independent auditor and the Director of Internal Audit:

(a)
The adequacy of the Corporation's internal controls, including computerized information system controls and security including whether such controls and procedures are designed to provide reasonable assurance that transactions entered into by the Company are properly authorized, assets are safeguarded from unauthorized or improper use, and transactions by the Company are properly recorded and reported; (ii) any significant deficiencies in the design or operation of the Company's internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data; (iii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls; and (iv) related findings and recommendations of management together with the independent auditor's attestation report.

(b)
Related findings and recommendations of the independent auditor and Internal Audit together with the management's responses.

9.
Annually, consider and review with management, the Director of Internal Audit and the independent auditor:

(a)
Significant findings during the year, including the status of previous audit recommendations.

  (b)
  Any difficulties encountered in the course of audit work, including any restrictions on the scope of activities or access to required information.

  (c)
  Any changes required in the planned scope of the internal audit plan.

  (d)
  The Internal Audit Department charter, budget and staffing.

10.
Meet periodically with the independent auditor, the Director of Internal Audit and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately.

11.
Report periodically to the Board of Directors on significant results of the foregoing activities.

12.
Establish procedures for the receipt, review, and retention of complaints addressed to the Corporation as well as confidential, anonymous employee submissions regarding accounting, internal controls, or auditing matters, and advise the Board on any complaints or submissions which raise material issues regarding the Corporation's financial statements or accounting policies.

13.
Discuss with management and the independent external auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Corporation's financial statements or accounting policies.

14.
Instruct the independent auditor that the Board of Directors, as the shareholders' representative, is the auditor's client.

III.  Continuous Activities—Re: Reporting Specific Policies

1.
Advise financial management and the independent auditor they are expected to provide a timely analysis of significant current financial reporting issues and practices.

2.
Provide that financial management and the independent auditor discuss with the Committee their qualitative judgements about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Corporation and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates.

3.
Inquire as to the auditor's independent qualitative judgements about the appropriateness, not just the acceptability, of the accounting principles and the clarity of the financial disclosure practices used or proposed to be adopted by the Corporation.

4.
Inquire as to the auditor's views about whether management's choices of accounting principles are conservative, moderate, or aggressive from the perspective of income, asset, and liability recognition, and whether those principles are common practices or are minority practices.

5.
Determine, with regards to new transactions or events, the auditor's reasoning for the appropriateness of the accounting principles and disclosure practices adopted by management.

6.
Assure that the auditor's reasoning is described in determining the appropriateness of changes in accounting principles and disclosure practices.

7.
Inquire as to the auditor's views about how the Corporation's choices of accounting principles and disclosure practices may affect public views and attitudes about the Corporation.

IV.    Scheduled Activities

1.
Appoint the independent auditor, determine the compensation of the independent auditor and review and approve the discharge of the independent auditor. The independent auditor shall report directly to the audit committee.

2.
Consider, in consultation with the independent auditor and the Director of Internal Audit, the audit scope and plan of the independent auditor and the internal auditors.

3.
Review and discuss with management and the external auditor the quarterly financial statements and related disclosures prior to the filing of the 10-Q.

4.
Review and discuss with management and the independent auditor, the results of annual audits and related comments in consultation with other committees as deemed appropriate, including:

(a)
The independent auditor's audit of the Corporation's annual financial statements, the accompanying footnotes and its report thereon. This review and discussion should occur prior to the filing of the 10-K and should also address management's discussion and analysis of the financial results.

(b)
Any significant changes required in the independent auditor's audit plans.

(c)
Any difficulties or disputes with management encountered during the course of the audit.

(d)
Other matters related to the conduct of the audit, which are to be communicated to the Audit Committee under Generally Accepted Auditing Standards.

5.
Discuss with management and the independent auditor matters related to the accounting and disclosure of critical accounting estimates.

6.
Review annually with the Director of Internal Audit the results of the monitoring of compliance with the Corporation's regulatory compliance.

7.
Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

8.
Arrange for the independent auditor to be available to the full Board of Directors, as needed, to help provide a basis for the Board to recommend to the Shareholders the appointment of the auditor.

9.
Review and update the Committee's Charter annually.

V.     "When Necessary" Activities

1.
Review and concur in the appointment, replacement, reassignment, or dismissal of the Director of Internal Audit.

2.
Review and approve in advance requests for any non-audit services to be performed by the Corporation's independent auditor.

3.
Review periodically, with general counsel, legal and regulatory matters that may have a material impact on the Corporation's financial statements, compliance policies and programs.

4.
Resolve disagreements between management and the independent auditor regarding financial reporting.

5.
Conduct or authorize investigations into any matters within the Committee's scope of responsibilities.

6.
Retain independent counsel and other professionals, as the Committee determines necessary to carry out its duties. The Corporation will pay the expenses associated with all advisors to the Committee.

[PROXY CARD]

Cardinal Financial Corporation

Proxy Solicited on Behalf of The Board of Directors

The undersigned hereby appoints Mark A. Wendel and Jennifer L. Deacon, jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote on all matters as may properly be brought before such meeting, all shares of Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Cardinal Financial Corporation, a Virginia corporation, to be held at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia, on Friday, April 23, 2010 at 10:00 A.M., local time, or any adjournments thereof, for the following purposes:

(Continued and to be dated and signed on other side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Annual Meeting of Shareholders of

CARDINAL FINANCIAL CORPORATION

April 23, 2010

Please Detach and Mail in the Envelope Provided

☒	Please mark your votes as in this example

		FOR nominees listed at right (except as written on the line below)	WITHHOLD AUTHORITY to vote for all nominees listed at right
1.	To elect as directors the four persons listed as nominees for terms expiring in 2013.	☐	☐	Nominees: 2013 B.G. Beck Michael A. Garcia J. Hamilton Lambert Alice M. Starr

(INSTRUCTION: To withhold authority to vote for any individual nominee(s) listed at right, write that nominee’s name on the space provided below.)

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of KPMG LLP as the Company’s independent auditors for 2010.	☐	☐	☐

3.  To transact such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER.  IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY

Signature	Signature	Printed Name

Dated:

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held on April 23, 2010
CARDINAL FINANCIAL CORPORATION PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
Summary Compensation Table
All Other Compensation Table
Grants of Plan-Based Awards Fiscal Year 2009
Outstanding Equity Awards at Fiscal Year-End 2009
Option Exercises and Stock Vested Fiscal Year 2009
Pension Benefits—Fiscal Year 2009
Nonqualified Deferred Compensation Fiscal Year 2009
Potential Payments Upon Termination of Employment or Change-in-Control
  EXHIBIT A
CARDINAL FINANCIAL CORPORATION AUDIT COMMITTEE CHARTER